Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Annual and Quarterly Operating Results

San Francisco, February 22, 2012 — The Federal Home Loan Bank of San Francisco today announced its 2011 operating results. Net income for 2011 was $216 million, compared with net income of $399 million for 2010. Net income for the fourth quarter of 2011 was $111 million, compared with net income of $140 million for the fourth quarter of 2010.

During 2011, total assets decreased $38.9 billion, or 26%, to $113.6 billion at December 31, 2011, from $152.4 billion at December 31, 2010. Total advances declined $27.4 billion, or 29%, to $68.2 billion at December 31, 2011, from $95.6 billion at December 31, 2010. The continued decrease in advances was primarily attributable to reduced use of Bank advances by the Bank’s largest borrowers. In total, 139 members reduced their use of Bank advances during the year, while 58 members increased their advances borrowings.

The key factors that affected the Bank’s performance in 2011 were:

•
Conditions in the U.S. economy and the housing and home mortgage markets generally resulted in high levels of member liquidity and low levels of member lending activity, reducing member demand for advances and leading to a continued decline in advances balances.

•
Worsening expectations regarding the housing market and collateral loss rates contributed to additional other-than-temporary impairment (OTTI) credit charges on private-label residential mortgage-backed securities (PLRMBS) in 2011.

•	The low interest rate environment reduced earnings on invested capital.

The decrease in net income for 2011 primarily reflected a decline in net interest income combined with higher OTTI credit charges on PLRMBS and higher net losses associated with derivatives, hedged items, and financial instruments carried at fair value. The decrease in net income for the fourth quarter of 2011 primarily reflected net losses associated with derivatives, hedged items, and financial instruments carried at fair value for the fourth quarter of 2011, compared to net gains for the fourth quarter of 2010, combined with a decline in net interest income. These negative effects on net income were partially offset by lower assessments for the Affordable Housing Program and the Resolution Funding Corporation in 2011 and in the fourth quarter of 2011 relative to the same periods in 2010.

Net interest income for 2011 was $1.0 billion, down from $1.3 billion for 2010. Net interest income for the fourth quarter of 2011 was $245 million, down from $270 million for the fourth quarter of 2010. The decreases in net interest income for 2011 and the fourth quarter of 2011 were due, in part, to lower advances balances and lower earnings on invested capital (resulting from the lower interest rate environment). These factors were partially offset by increased spreads on the Bank’s MBS and mortgage loan portfolio.

Other income/(loss) for 2011 was a loss of $645 million, compared to a loss of $604 million for 2010. The loss for 2011 reflected credit-related OTTI charges of $413 million on certain PLRMBS, compared to credit-related OTTI charges of $331 million for 2010. The net loss associated with derivatives, hedged items, and financial instruments carried at fair value was $205 million for 2011, compared to a net loss of $121 million for 2010. These factors were partially offset by a reduction in net interest expense on derivative instruments used in economic hedges (which was generally offset by net interest income on the economically hedged assets and liabilities), which totaled $33 million in 2011 compared to $161 million in 2010.

Other income/(loss) for the fourth quarter of 2011 was a loss of $87 million, compared to a loss of $38 million for the fourth quarter of 2010. The increase in the fourth quarter loss in 2011 was primarily due to the net loss associated with derivatives, hedged items, and financial instruments carried at fair value, which was $36 million for the fourth quarter of 2011, compared to a net gain of $53 million for the fourth quarter of 2010. The fourth quarter loss in 2011 also reflected credit-related OTTI charges of $40 million on certain PLRMBS, compared to credit-related OTTI charges of $73 million for the fourth quarter of 2010. In addition, net interest expense on derivative instruments used in economic hedges, which was generally offset by net interest income on the economically hedged assets and liabilities, totaled $14 million in the fourth quarter of 2011, compared to $22 million in the fourth quarter of 2010.

The credit-related OTTI charges of $413 million for 2011 and $40 million for the fourth quarter of 2011 reflected the impact of additional projected losses on loan collateral underlying certain of the Bank’s PLRMBS. Factors that adversely affected projected borrower default rates and projected loan loss severity during 2011 included the impact of large inventories of unsold homes on current and forecasted housing prices, continued weakness in the economy and in employment, and increased foreclosure costs and delays, resulting in higher loan losses. The additional projected credit losses were primarily on PLRMBS backed by Alt‑A loan collateral.

During 2011, the PLRMBS that experienced credit-related OTTI were reclassified from held-to-maturity to available-for-sale at their fair values. The Bank does not currently intend to sell any of the securities in its available-for-sale portfolio or in its held-to-maturity portfolio. Accumulated other comprehensive loss declined $1.0 billion during 2011, from $2.9 billion at December 31, 2010, to $1.9 billion at December 31, 2011, primarily because of two factors. As a result of improvement in the fair value of PLRMBS classified as available-for-sale, accumulated other comprehensive loss was reduced by $810 million. In addition, the Bank accreted $266 million from accumulated other comprehensive loss for PLRMBS classified as held-to-maturity that had experienced OTTI in prior years. For PLRMBS classified as held-to-maturity, the amount of the non-credit-related impairment is accreted prospectively, based on the amount and timing of future estimated cash flows, over the remaining life of the security as an increase in the carrying value of the security, with no effect on earnings unless the security is subsequently sold or there are additional decreases in the expected cash flows.

The $205 million net loss associated with derivatives, hedged items, and financial instruments carried at fair value for 2011 reflected lower valuations primarily associated with the effects of changes in interest rates and spreads. Net valuation gains and losses on these financial instruments are primarily a matter of timing and will generally reverse through changes in future valuations and settlements of contractual interest cash flows over the remaining contractual terms to maturity, or by the exercised call or put dates.

In anticipation of the subsequent reversal of any net gains on these financial instruments, the Bank retains in restricted retained earnings any cumulative net gains in earnings (net of applicable assessments) resulting from valuation gains or losses on these instruments. As of December 31, 2011, the Bank’s restricted retained earnings included a cumulative net gain of $79 million associated with derivatives, hedged items, and financial instruments carried at fair value.

Mandatorily redeemable capital stock increased $1.8 billion, or 49%, to $5.6 billion at December 31, 2011, from $3.8 billion at December 31, 2010, as a result of changes in membership composition during the year. In particular, Citibank, N.A., became ineligible for membership when it became a member of another Federal Home Loan Bank in connection with a merger with an affiliate outside the Bank's district, resulting in the reclassification of $3.2 billion of capital stock to mandatorily redeemable capital stock on June 28, 2011.

As of December 31, 2011, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 10.72%, exceeding the 4.00% requirement. The Bank had $12.2 billion in regulatory capital, well in excess of its risk-based capital requirement of $4.9 billion.

The Bank repurchased $1.8 billion in excess capital stock during 2011. As of December 31, 2011, the Bank’s excess capital stock totaled $6.2 billion. In light of the Bank’s strong regulatory capital position, the Bank plans to repurchase up to $500 million in excess capital stock on March 16, 2012. This repurchase, combined with the scheduled redemption of $5 million in mandatorily redeemable capital stock during the quarter, will reduce the Bank’s excess capital stock by up to $505 million.

Today, the Bank’s Board of Directors declared a cash dividend on the capital stock outstanding during the fourth quarter of 2011 at an annualized dividend rate of 0.48%. The Bank expects to pay the dividend (including dividends on mandatorily redeemable capital stock), which will total $13 million, on or about March 15, 2012.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Dec. 31, 2011	Dec. 31, 2010
Total Assets	$113,552	$152,423
Advances	68,164	95,599
Mortgage Loans Held for Portfolio, Net	1,829	2,381
Investments[1]	39,368	52,582
Consolidated Obligations:
Bonds	83,350	121,120
Discount Notes	19,152	19,527
Mandatorily Redeemable Capital Stock	5,578	3,749
Capital Stock - Class B - Putable	4,795	8,282
Restricted Retained Earnings	1,803	1,609
Accumulated Other Comprehensive Loss	(1,893)	(2,943)
Total Capital	4,705	6,948

Selected Other Data at Period End
Regulatory Capital Ratio[2]	10.72%	8.95%

	Three Months Ended		Twelve Months Ended
Selected Operating Results for the Period	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Net Interest Income	$245	$270	$1,033	$1,296
Provision for Credit Losses on Mortgage Loans	1	—	4	2
Other Income/(Loss)	(87)	(38)	(645)	(604)
Other Expense	33	41	126	145
Assessments	13	51	42	146
Net Income	$111	$140	$216	$399

Selected Other Data for the Period
Net Interest Margin[3]	0.80%	0.72%	0.74%	0.79%
Operating Expenses as a
Percent of Average Assets	0.09	0.07	0.08	0.07
Return on Average Assets	0.36	0.37	0.15	0.24
Return on Average Equity	9.14	8.04	3.43	6.13
Annualized Dividend Rate[4]	0.30	0.39	0.29	0.34
Average Equity to Average Assets Ratio	3.95	4.61	4.49	3.98

1     Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, securities purchased under agreements to resell, and loans to other Federal Home Loan Banks.
2     This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income. Total regulatory capital as of December 31, 2011, was $12.2 billion.
3     Net interest margin is net interest income (annualized) divided by average interest-earning assets.
4     Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada. Members may include federally insured depositories—commercial banks, credit unions, industrial loan companies, and savings institutions—as well as insurance companies and community development financial institutions, including privately insured, state-chartered credit unions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates and OTTI charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “intend,” “will,” “plans,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and OTTI of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com